EXHIBIT 11


                                  SPARTECH CORPORATION AND SUBSIDIARIES
                             STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                (In thousands, except per share amounts)

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                                                                                         THIRTEEN WEEKS ENDED
                                                                                       January 28,  January 29,
                                                                                           1995         1994
NET EARNINGS
  Net Earnings                                                                            $  3,125     $  2,103
  Preferred stock accretion                                                                   (549)        (518)

  Add:  Interest savings, net of tax effect, on retirement
          of debt from the proceeds received from the exercise
          of options and warrants in excess of 20% limitation                                    6           70

Primary net earnings applicable to common shares                                             2,582        1,655

  Add:  Preferred stock accretion elimination resulting from
          the assumed conversion of preferred stock                                            549          518

Fully diluted net earnings applicable to common shares                                    $  3,131     $  2,173

WEIGHTED AVERAGE SHARES OUTSTANDING
  Weighted average common shares outstanding                                                 8,681        7,906
  Add:  Shares issuable from assumed exercise of options and warrants
          in excess of 20% limitation                                                          848        1,408

Primary weighted average shares outstanding                                                  9,529        9,314

  Add:  Shares issuable from assumed conversion of preferred stock                          14,275       14,275

Fully diluted weighted average shares outstanding                                           23,804       23,589

NET EARNINGS PER SHARE
  Primary                                                                                 $    .27     $    .17

  Fully Diluted                                                                           $    .13     $    .09
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